Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”), is dated as of September 23, 2010 and is entered into among Goldman, Sachs & Co., a New York corporation (“Assignor”), CapGen Capital Group VI LP, a Delaware limited partnership (“CapGen”), and C12 Protium Value Opportunities Ltd., a Cayman exempted company with limited liability (“C12”, and together with CapGen, the “Assignees”).  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Assignor is a party to that certain Amended and Restated Securities Purchase Agreement, dated as of August 11, 2010 (the “Purchase Agreement”), by and among Hampton Roads Bankshares, Inc., a Virginia corporation (the “Issuer”), and the Purchasers signatory thereto, including their successors and assigns, pursuant to which Assignor, as the sole Purchaser thereto, has agreed to purchase 13,750,000 shares of Common Stock, par value $0.625 per share (the “Stock”), of the Issuer, subject to the terms and conditions set forth therein;

WHEREAS, Assignor desires to sell and assign all of its rights, title and interests in, and obligations under, the Purchase Agreement, including any rights, title and interests in, and obligation to purchase, the Stock, to the Assignees, severally and not jointly (each, an “Assignment”);

WHEREAS, the Assignees, severally and not jointly, desire to accept an Assignment from the Assignor and each Assignee desires to become a Purchaser under the Purchase Agreement and to assume all of Assignor’s rights, title and interests in, and obligations under, the Purchase Agreement to the extent of its Assignment, subject to the terms hereof;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Assignor and each Assignee, severally and not jointly, intending legally to be bound, hereby agree as follows:

1. Assignment.  For value received, Assignor hereby assigns, transfers and conveys to each Assignee, severally and not jointly, all of Assignor’s rights, title and interests in, and obligations under, the Purchase Agreement with respect to the number of shares of Stock set forth next to each Assignee’s name on Schedule A hereto (including the registration rights, as provided in Section 3.6(h) of the Purchase Agreement); provided, that each Assignee’s rights, title and interests in, and obligations under, the Purchase Agreement with respect to the Stock shall be subject to paragraphs 2 and 6 hereof.

2. Assumption.  Each Assignee hereby accepts, severally and not jointly, the foregoing Assignment, and assumes and agrees to perform all of the obligations of Assignor in respect of that Assignment, to become a Purchaser under the Purchase Agreement, and to perform all of its obligations thereunder, including the purchase of the number of shares of Stock allocated to such Assignee in Schedule A hereto; provided that from and after the date hereof, C12 shall have the rights, title and interests in, and obligations under, the Purchase Agreement with respect to its respective portion of the Stock as if subject to that certain Second Amended and Restated Securities Purchase Agreement, dated as of August 11, 2010, by and among the

Issuer and the purchasers signatory thereto (the “C12 Purchase Agreement”) rather than the Purchase Agreement, and CapGen shall have the rights, title and interests in, and obligations under, the Purchase Agreement with respect to its respective portion of the Stock as if subject to that certain Amended and Restated Investment Agreement, dated as of August 11, 2010, by and among the Issuer and CapGen (together with the C12 Purchase Agreement, the “Assignee Purchase Agreements”) rather than the Purchase Agreement.

3. Withdrawal of Assignor.  Effective as of the date of the completion of each of the Assignments, Assignor shall no longer be a Purchaser under, and as defined in, the Purchase Agreement.

4. Representations and Warranties of the Parties.  Each party hereto represents and warrants that (i) the execution and delivery of this Agreement by such party and the consummation by such party of the transactions contemplated hereby have been duly authorized, (ii) this Agreement has been duly executed and delivered by such party and (iii) this Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

5. Future Cooperation.  Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

6. Issuer Acknowledgement and Consent.  Notwithstanding anything to the contrary, the Issuer hereby (i) acknowledges and consents to the Assignments contemplated by this Agreement as permitted assignments under the Purchase Agreement, including Sections 3.6(h)  and 6.13 thereof, (ii) acknowledges and agrees that from and after the date hereof, Assignor shall no longer be a Purchaser under, and as defined in, the Purchase Agreement, shall have no remaining rights, and is discharged of all of its obligations, under the Purchase Agreement and all of the other Transaction Documents, and (iii) acknowledges and agrees that from and after the date hereof, each Assignee shall have the rights, title and interests in, and obligations under, the Purchase Agreement with respect to its respective portion of the Stock as if subject to the terms of the applicable Assignee Purchase Agreement rather than the Purchase Agreement, with the right to purchase a number of shares of Stock equivalent to the numbers set forth opposite each Assignee’s name on Schedule A hereto.

7. Amendments. No amendment or waiver of any provision of this Agreement will be effective against any party hereto unless it is in a writing signed by a duly authorized officer or representative of such party that makes express reference to the provision or provisions subject to such amendment or waiver.

8. Binding Effect; Execution in Counterparts.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors and assigns.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts.

9. Governing Law.  This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first set forth above.

Assignor:

GOLDMAN, SACHS & CO.

By: /s/ Buck Ratchford
Name: Buck Ratchford
Title: Managing Director

Assignees:

CAPGEN CAPITAL GROUP VI LP

By: /s/ John P. Sullivan
Name: John P. Sullivan
Title: Managing Director

C12 PROTIUM VALUE OPPORTUNITIES LTD.

By: /s/ Jasen Yang
Name: Jasen Yang
Title: Director

for purposes of Sections 2 and 6 only:

HAMPTON ROADS BANKSHARES, INC.

By: /s/ Douglas J. Glenn
Name: Douglas J. Glenn
Title: Executive Vice President, General Counsel and Chief Operating Officer

Schedule A

Assignee:	Number of shares of Stock assigned:
CapGen	3,000,000
C12	10,750,000
Total	13,750,000